Exhibit 99.1
Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

PROGENICS PHARMACEUTICALS PROVIDES CORPORATE UPDATE

TARRYTOWN, N.Y., Sept. 20, 2012 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced a companywide restructuring, including a reduction of its workforce. The company will continue to focus its resources and efforts on its oncology programs, particularly an upcoming phase 2 study of PSMA ADC in prostate cancer patients.

Progenics provided these additional details:

•	Annual cash expenditures will be reduced by an estimated $8 million after restructuring and severance costs. Headcount was reduced by 26% to 77 employees.
•	The company is terminating several early stage research projects. Preclinical research will continue in the company’s PI3K program.
•	Clinical development and manufacturing capabilities are unaffected by the reduction.
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Chief Financial Officer Robert McKinney and Senior Vice President of Quality Benedict Osorio are stepping down, effective September 30. Senior Executive Director and Treasurer Angelo Lovallo will become Principal Financial Officer and Principal Accounting Officer.

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Today ’s workforce reduction reflects termination of the early stage research, last year’s out-licensing of Relistor® to Salix Pharmaceuticals, and planned divestitures of the previously discontinued PRO 140 and C. difficile programs.

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These actions follow the U.S. Food and Drug Administration’s issuance of a Complete Response Letter related to a Supplemental New Drug Application for use of subcutaneous Relistor in patients with chronic, non-cancer pain. Under the terms of its agreement with partner Salix Pharmaceuticals, Progenics is entitled to a $40 million milestone upon regulatory approval of Relistor for this indication.

“This restructuring reflects our commitment to strategic goals we announced a year ago, when we directed our resources toward addressing the growing need for novel and improved cancer therapies. Our top clinical priority remains advancing PSMA ADC, while continuing to evaluate strategic in-licensing opportunities,” said Mark R. Baker, Progenics’ chief executive officer. “While I believe this restructuring is the right next step in Progenics’ ongoing efforts to benefit patients and shareholders, it is difficult to part with colleagues who have made significant contributions. Senior managers Rob McKinney and Ben Osorio have played key roles in the company over many years. We are grateful to all our employees for their efforts.”

About Progenics
Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. For more information, please visit www.progenics.com and www.relistor.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-G)